FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES FOURTH QUARTER FISCAL 2019 FINANCIAL RESULTS

Adjusted EBITDA doubled YOY excluding disposed operations

Toronto, February 27, 2020 - SunOpta Inc. ("SunOpta" or the "Company") (Nasdaq:STKL) (TSX:SOY), a leading global company focused on plant-based foods and beverages, fruit-based foods and beverages, and organic ingredient sourcing and production, today announced financial results for the fourth quarter ended December 28, 2019.

"I am pleased to report that SunOpta doubled adjusted EBITDA, excluding disposed operations, in the fourth quarter versus the prior year.  The adjusted EBITDA results were primarily driven by strong revenue growth and margin expansion in our plant-based beverages business unit, supported by sequential improvement in frozen fruit profitability.  We are confident in the outlook for continued EBITDA growth in 2020 as we expect to benefit from strong industry tailwinds and further capitalize on our industry-leading capabilities in key product categories," said Joe Ennen, Chief Executive Officer at SunOpta.

"Within our plant-based food and beverage business unit, we grew revenue 25%, reflecting strong growth in both existing and new customers.  We also saw improved gross margins as a result of higher plant utilization and significant contributions from our productivity initiatives.  Our capital investments to expand our extraction capabilities are well timed, given the growing consumer demand for plant-based foods and beverages and the scarcity of capacity capable of meeting this demand.  Within our fruit-based food and beverage platform, results were consistent with our expectations.  Encouragingly, we had both sequential and year-over-year gross margin improvement in all product segments of our fruit business and we were able to make pricing changes with key customers to reflect higher costs and in some cases move to indexed based pricing.  As we gear up for the 2020 fruit season, we remain focused on executing our fruit margin optimization activities, which include further automation to lower variable labor costs; more direct bagging; shifting to customer pricing structures that reduce risk, and completing our enhancements to business planning and leadership.  We still have considerable work to do to achieve acceptable margin levels in this business, but we are tracking in line with our turnaround plan.  Within Tradin Organic, which is part of our Global Ingredients segment, our margin rate remains relatively consistent in spite of the inherent volatility in a commodity-based business and production inefficiencies in our cocoa business."

Mr. Ennen continued, "As we look ahead to 2020, we expect to see continued improvement in adjusted EBITDA performance as we capitalize on our strong plant-based food and beverage momentum, execute our margin optimization strategy in our fruit business, and leverage Tradin's unique positioning in the organic ingredient supply chain.  The recent extension of our $360 million revolving asset-based credit facility reflects the support and confidence of our banking partners as we execute our turnaround plan, while providing enhanced flexibility and liquidity to support our growth plans."

All amounts are expressed in U.S. dollars and results are reported in accordance with U.S. GAAP, except where specifically noted.

Fourth Quarter 2019 Highlights:

  Revenues of $295.8 million for the fourth quarter of 2019, compared to $320.5 million in the fourth quarter of 2018, a decrease of 7.7%. Adjusted for disposed operations, foreign exchange, commodity prices, a new contract manufacturing arrangement and the acquisition of Sanmark, revenues grew 0.8% during the fourth quarter.
  Loss attributable to common shareholders of $7.6 million or $0.09 per common share in the fourth quarter of 2019, compared to a loss attributable to common shareholders of $99.0 million or $1.13 per common share in the fourth quarter of 2018.
  Adjusted loss¹ of $5.6 million or $0.06 per common share during the fourth quarter of 2019, compared to an adjusted loss of $9.3 million or $0.11 per common share during the fourth quarter of 2018.
  Adjusted EBITDA¹ excluding disposed operations of $16.4 million or 5.5% of revenues for the fourth quarter of 2019, versus $8.2 million or 2.5% of adjusted revenues in the fourth quarter of 2018.

Fourth Quarter 2019 Results

Revenues for the fourth quarter of 2019 were $295.8 million, a decrease of 7.7% compared to $320.5 million in the fourth quarter of 2018. Excluding the impact on reported revenues of disposed business, including the soy and corn business sold in February 2019, changes in commodity-related pricing and foreign exchange rates, a profit-neutral change to a co-manufacturing agreement, and excluding the impact of the acquisition of Sanmark in April 2019, revenues in the fourth quarter of 2019 increased by 0.8% compared with the fourth quarter of 2018.

As a result of the Company's restructuring efforts in 2019, the Company has realigned its reporting structure to better align with its operational and strategic objectives.  As a result, the Company established two new segments: a Plant-Based Foods and Beverages segment and a Fruit-Based Foods and Beverages segment, based on the synergistic nature of the underlying principal product ingredients and the reporting structure within each segment. The Plant-Based Foods and Beverages segment includes aseptic beverages, ingredient extraction and sunflower operations.  The Fruit-Based Foods and Beverages segment includes: Sunrise frozen fruit, fruit ingredients and fruit snacks.  In addition, the Company realigned the Global Ingredients segment to combine its Tradin Organic operations and its premium juice program, based on shared raw material sourcing.

The Global Ingredients segment generated revenues of $109.7 million, a decrease of 24.4% compared to $145.1 million in the fourth quarter of 2018. Excluding the impact of the disposed soy and corn business, and changes in commodity-related pricing and foreign exchange rates, Global Ingredients revenue in the fourth quarter decreased 5.7% compared to the prior year period, which reflected lower volumes in certain organic ingredient product categories. The Plant-Based Foods and Beverages segment generated revenues of $106.4 million during the fourth quarter of 2019, an increase of 25.0% compared to $85.1 million in the fourth quarter of 2018.  Excluding sunflower price variances and a profit-neutral change to a co-manufacturing agreement, Plant-Based segment revenues in the fourth quarter increased 26.8% compared to the prior year period, reflecting higher volumes of aseptic beverages, broth offerings, and ingredient extraction. This growth came on top of a very strong prior year which was up 18.7% from 2017. The Fruit-Based Foods and Beverages segment generated revenues of $79.7 million during the fourth quarter of 2019, a decrease of 11.7% compared to $90.3 million in the fourth quarter of 2018.  Excluding the impact of commodity price fluctuations, Fruit-Based segment revenues in the fourth quarter decreased 14.9% compared to the prior year period, primarily reflecting lower volumes with one large food service customer, partially offset by higher pricing.

Gross profit was $33.4 million for the quarter ended December 28, 2019, an increase of $12.1 million compared to $21.3 million for the quarter ended December 29, 2018.  The Plant-Based Foods and Beverages segment accounted for $10.5 million of the increase in gross profit primarily due to revenue growth, increased gross margin as a result of increased capacity utilization and productivity programs, and strong margin performance in extraction operations. The Fruit-Based Foods and Beverages segment increased gross profit by $4.1 million in the quarter due to increased gross margin, reflecting pricing actions and efficiency efforts to optimize margins across the segment. These favorable impacts were partially offset by a $2.5 million decline in gross profit in the Global Ingredients segment primarily due to the sale of the soy and corn business, along with lower volumes and pricing spreads for certain organic ingredients.

As a percentage of revenues, gross profit for the quarter ended December 28, 2019 was 11.3% compared to 6.6% for the quarter ended December 29, 2018, an increase of 4.7%. On an adjusted basis, the gross profit percentage in the fourth quarter of 2019 would have been 11.4% excluding start-up costs of $0.3 million related to the Company's new organic avocado oil facility in Ethiopia.  The gross profit percentage for the fourth quarter of 2018 would have been approximately 8.5%, excluding inventory write-downs in frozen fruit, costs related to the commercialization of new beverage products, and equipment start-up costs.

Segment operating income¹ was $3.0 million, or 1.0% of revenues in the fourth quarter of 2019, compared to an operating loss of $6.9 million, or 2.2% of revenues in the fourth quarter of 2018.  The increase in operating income year-over-year was primarily attributable to the $12.1 million increase in gross profit, offset by an increase in SG&A due to higher employee-related variable  and stock-based compensation costs, non-structural costs in SG&A related to the Value Creation Plan, and an increase in foreign exchange losses within our Tradin Organic international operations. Excluding the impact of non-structural SG&A and items above impacting gross profit, segment operating income would have been $4.1 million for the fourth quarter of 2019, compared with an operating loss of $0.9 million for the fourth quarter of 2018.

Other income for the fourth quarter of 2019 reflected legal settlement gains of $1.2 million, offset by employee termination costs and post-closing adjustments related to the sale of the soy and corn business.

In the fourth quarter of 2018, the Company recognized a non-cash goodwill impairment charge of $81.2 million to write-off the remaining goodwill balance related to the Sunrise frozen fruit business.

Adjusted EBITDA¹ was $16.4 million or 5.5% of revenues in the fourth quarter of 2019, compared to $9.1 million or 2.8% of revenues in the fourth quarter of 2018.  Excluding disposed operations, adjusted EBITDA for the quarter ended December 29, 2018 was $8.2 million.

The Company reported a loss attributable to common shareholders for the fourth quarter of 2019 of $7.6 million, or $0.09 per diluted common share, compared to a loss of $99.0 million, or $1.13 per diluted common share during the fourth quarter of 2018.  Adjusted loss¹ in the fourth quarter of 2019 was $5.6 million or $0.06 per common share, compared to $9.3 million or $0.11 per common share in the fourth quarter of 2018. Please refer to the discussion and table below under "Non-GAAP Measures - Adjusted Earnings/Loss".

Balance Sheet and Cash Flow

At December 28, 2019, SunOpta's balance sheet reflected total assets of $923.4 million and total debt of $490.7 million. During the fourth quarter of 2019, cash provided by operating activities was $36.2 million, compared to $5.1 million during the fourth quarter of 2018. The $31.1 million increase in cash provided by operating activities primarily reflects the improved year-over-year operating results, along with more efficient working capital management.  Cash used in investing activities was $9.2 million in the fourth quarter of 2019, compared with $6.7 million in the fourth quarter of 2018, an increase in cash used of $2.5 million, including a higher level of capital expenditures related to the expansion of our ingredient extraction capabilities.

Conference Call

SunOpta plans to host a conference call at 9:00 A.M. Eastern time on Thursday, February 27, 2020, to discuss the fourth quarter financial results.  After opening remarks, there will be a question and answer period.  This conference call can be accessed via a link on SunOpta's website at www.sunopta.com under the "Investors" section.  To listen to the live call over the Internet, please go to SunOpta's website at least 15 minutes early to register, download and install any necessary audio software.  Additionally, the call may be accessed with the toll-free dial-in number 1 (877) 312-9198 or International dial-in number 1 (631) 291-4622.  If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days on the Company's website.

¹ See discussion of non-GAAP measures

About SunOpta Inc.

SunOpta Inc. is a leading global company focused on plant-based foods and beverages, fruit-based foods and beverages, and organic ingredient sourcing and production. SunOpta specializes in the sourcing, processing and packaging of organic, natural and non-GMO food products, integrated from seed through packaged products; with a focus on strategic vertically integrated business models.

Forward-Looking Statements

Certain statements included in this press release may be considered "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, our expectation that we will benefit from strong industry tailwinds and see continued improvement in adjusted EBITDA performance, our ability to execute our margin optimization strategy in our fruit business and leverage Tradin's unique positioning in the organic ingredient supply chain. Generally, forward-looking statements do not relate strictly to historical or current facts and are typically accompanied by words such as "expect", "believe", "anticipate",  "continue", "estimates", "can", "will", "targeting", "should", "would", "plans", "becoming", "intend", "confident", "may", "project", "potential", "intention", "might", "predict", "budget", "forecast" or other similar terms and phrases intended to identify these forward-looking statements. Forward-looking statements are based on information available to the Company on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments including, but not limited to, unexpected issues or delays with the Company's structural improvements and automation investments, portfolio optimization and productivity efforts, the sustainability of the Company's sales pipeline, the Company's expectations regarding commodity pricing, margins and hedging results, improved availability and field prices for fruit, procurement and logistics savings, freight lane cost reductions, yield and throughput enhancements, and labor cost reductions, as well as other factors the Company believes are appropriate in the circumstances including, but not limited to, general economic conditions, continued consumer interest in health and wellness, ability to maintain product pricing levels, current customer demand, planned facility and operational expansions, closures and divestitures, competitive intensity, cost rationalization, product development initiatives, and alternative potential uses for the Company's capital resources. Whether actual timing and results will agree with expectations and predications of the Company is subject to many risks and uncertainties including, but not limited to, failure or inability to implement portfolio changes, process improvements, go-to-market improvements and process sustainability strategies in a timely manner; changes in the level of capital investment; local and global political and economic conditions; consumer spending patterns and changes in market trends; decreases in customer demand; delayed or unsuccessful product development efforts; potential product recalls; working capital management; availability and pricing of raw materials and supplies; potential covenant breaches under the Company's credit facilities; and other risks described from time to time under "Risk Factors" in the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently, all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized. The Company undertakes no obligation to publicly correct or update the forward-looking statements in this document, in other documents, or on its website to reflect future events or circumstances, except as may be required under applicable securities laws.

Scott Van Winkle

ICR

617-956-6736

scott.vanwinkle@icrinc.com

Source: SunOpta Inc.

SunOpta Inc.
Consolidated Statements of Operations
For the quarters and years ended December 28, 2019 and December 29, 2018
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars, except per share amounts)

	Quarter ended		Year ended
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
	$	$	$	$

Revenues	295,802	320,521	1,190,022	1,260,852

Cost of goods sold	262,407	299,209	1,074,769	1,137,382

Gross profit	33,395	21,312	115,253	123,470

Selling, general and administrative expenses	27,156	25,792	108,340	108,248
Intangible asset amortization	2,769	2,745	10,971	11,038
Other expense (income), net	(304)	1,508	(40,048)	2,825
Goodwill impairment	-	81,222	-	81,222
Foreign exchange loss (gain)	480	(331)	(1,304)	252

Earnings (loss) before the following	3,294	(89,624)	37,294	(80,115)

Interest expense, net	8,820	8,920	34,677	34,406

Earnings (loss) before income taxes	(5,526)	(98,544)	2,617	(114,521)

Provision for (recovery of) income taxes	(18)	(1,525)	3,221	(5,378)

Net loss	(5,508)	(97,019)	(604)	(109,143)

Earnings attributable to non-controlling interests	95	43	154	62

Loss attributable to SunOpta Inc.	(5,603)	(97,062)	(758)	(109,205)

Dividends and accretion on Series A Preferred Stock	(2,017)	(1,987)	(8,022)	(7,909)

Loss attributable to common shareholders	(7,620)	(99,049)	(8,780)	(117,114)

Loss per share
Basic	(0.09)	(1.13)	(0.10)	(1.34)
Diluted	(0.09)	(1.13)	(0.10)	(1.34)

Weighted-average common shares outstanding (000s)
Basic	88,017	87,351	87,787	87,082
Diluted	88,017	87,351	87,787	87,082

SunOpta Inc.
Consolidated Balance Sheets
As at December 28, 2019 and December 29, 2018
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars)

	December 28, 2019	December 29, 2018
	$	$

ASSETS
Current assets
Cash and cash equivalents	1,498	3,280
Accounts receivable	121,445	132,131
Inventories	323,546	361,957
Prepaid expenses and other current assets	35,985	29,024
Income taxes recoverable	7,480	7,029
Total current assets	489,954	533,421

Property, plant and equipment	184,550	171,032
Operating lease right-of-use assets	68,433	-
Goodwill	28,422	27,959
Intangible assets	150,009	160,975
Deferred income taxes	-	182
Other assets	1,991	3,169

Total assets	923,359	896,738

LIABILITIES
Current liabilities
Bank indebtedness	245,536	280,334
Accounts payable and accrued liabilities	133,529	155,371
Customer and other deposits	37	1,445
Income taxes payable	1,272	2,208
Other current liabilities	802	862
Current portion of long-term debt	2,987	1,840
Current portion of operating lease liabilities	17,215	-
Current portion of long-term liabilities	4,286	4,286
Total current liabilities	405,664	446,346

Long-term debt	242,204	227,023
Operating lease liabilities	52,020	-
Long-term liabilities	2,011	2,079
Deferred income taxes	9,027	8,149
Total liabilities	710,926	683,597

Series A Preferred Stock	82,524	81,302

EQUITY
SunOpta Inc. shareholders' equity
Common shares	318,456	314,357
Additional paid-in capital	35,767	31,796
Accumulated deficit	(214,931)	(206,151)
Accumulated other comprehensive loss	(11,271)	(9,667)
	128,021	130,335
Non-controlling interests	1,888	1,504
Total equity	129,909	131,839

Total equity and liabilities	923,359	896,738

SunOpta Inc.
Consolidated Statements of Cash Flows
For the quarters and years ended December 28, 2019 and December 29, 2018
(Unaudited)
(Expressed in thousands of U.S. dollars)

	Quarter ended		Year ended
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
	$	$	$	$

CASH PROVIDED BY (USED IN)

Operating activities
Net loss	(5,508)	(97,019)	(604)	(109,143)
Items not affecting cash:
Depreciation and amortization	8,947	8,287	33,952	32,788
Amortization of debt issuance costs	699	730	2,721	2,536
Deferred income taxes	(1,179)	(3,533)	1,060	(7,390)
Stock-based compensation	2,092	1,544	7,485	7,939
Unrealized loss (gain) on derivative contracts	(987)	(402)	(410)	465
Loss (gain) on sale of business	242	-	(44,027)	-
Fair value of contingent consideration	-	(287)	-	(2,635)
Impairment of long-lived assets	-	-	-	409
Goodwill impairment	-	81,222	-	81,222
Reserve for notes receivable	-	2,232	-	2,232
Other	(155)	(86)	(263)	(197)
Changes in non-cash working capital, net of businesses acquired or sold	32,041	12,404	9,895	(19,367)
Net cash flows from operating activities	36,192	5,092	9,809	(11,141)

Investing activities
Net proceeds from sale of businesses	(1,348)	-	63,324	1,236
Purchases of property, plant and equipment	(7,857)	(6,682)	(32,764)	(31,603)
Acquisition of business, net of cash acquired	-	-	(3,341)	-
Proceeds from sale of assets	-	-	-	1,437
Other	-	-	-	159
Net cash flows from investing activities	(9,205)	(6,682)	27,219	(28,771)

Financing activities
Increase (decrease) under line of credit facilities	(26,104)	2,797	(32,795)	50,275
Borrowings under long-term debt	789	2,029	3,230	2,029
Repayment of long-term debt	(833)	(316)	(2,746)	(1,810)
Payment of cash dividends on Series A Preferred Stock	(1,700)	(1,700)	(6,800)	(6,800)
Proceeds from the exercise of stock options and employee share purchases	156	710	585	1,309
Payment of debt issuance costs	(17)	-	(412)	-
Dividend paid by subsidiary to non-controlling interest	-	(278)	(31)	(278)
Payment of contingent consideration	-	-	-	(4,399)
Other	(5)	(203)	206	(292)
Net cash flows from financing activities	(27,714)	3,039	(38,763)	40,034

Foreign exchange gain (loss) on cash held in a foreign currency	16	(26)	(47)	(70)

Increase (decrease) in cash and cash equivalents in the period	(711)	1,423	(1,782)	52

Cash and cash equivalents - beginning of the period	2,209	1,857	3,280	3,228

Cash and cash equivalents - end of the period	1,498	3,280	1,498	3,280

SunOpta Inc.
Segmented Information
For the quarters and years ended December 28, 2019 and December 29, 2018
Unaudited
(Expressed in thousands of U.S. dollars)

	Quarter ended		Year ended
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
	$	$	$	$
Segment revenues from external customers:
Global Ingredients	109,682	145,062	478,772	581,307
Plant-Based Foods and Beverages	106,371	85,110	361,398	314,076
Fruit-Based Foods and Beverages	79,749	90,349	349,852	365,469
Total segment revenues from external customers	295,802	320,521	1,190,022	1,260,852

Segment gross profit (loss):
Global Ingredients	11,198	13,742	49,942	61,249
Plant-Based Foods and Beverages	19,881	9,385	58,812	40,477
Fruit-Based Foods and Beverages	2,316	(1,815)	6,499	21,744
Total segment gross profit	33,395	21,312	115,253	123,470

Segment operating income (loss):
Global Ingredients	2,355	5,272	15,965	23,266
Plant-Based Foods and Beverages	13,745	931	29,476	10,766
Fruit-Based Foods and Beverages	(4,669)	(11,215)	(26,873)	(16,029)
Corporate Services	(8,441)	(1,882)	(21,322)	(14,071)
Total segment operating income (loss)	2,990	(6,894)	(2,754)	3,932

Segment gross profit (loss) percentage:
Global Ingredients	10.2%	9.5%	10.4%	10.5%
Plant-Based Foods and Beverages	18.7%	11.0%	16.3%	12.9%
Fruit-Based Foods and Beverages	2.9%	-2.0%	1.9%	5.9%
Total segment gross profit percentage	11.3%	6.6%	9.7%	9.8%

Segment operating income (loss) percentage:
Global Ingredients	2.1%	3.6%	3.3%	4.0%
Plant-Based Foods and Beverages	12.9%	1.1%	8.2%	3.4%
Fruit-Based Foods and Beverages	-5.9%	-12.4%	-7.7%	-4.4%
Total segment operating income (loss)	1.0%	-2.2%	-0.2%	0.3%

Non-GAAP Measures

In addition to reporting financial results in accordance with U.S. GAAP, the Company provides additional information about its operating results regarding segment operating income, adjusted earnings and adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which are not measures in accordance with U.S. GAAP. The Company believes that segment operating income, adjusted earnings and adjusted EBITDA assist investors in comparing performance across reporting periods on a consistent basis by excluding items that are not indicative of its operating performance. The non-GAAP measures of segment operating income, adjusted earnings and adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

In order to evaluate its results of operations, the Company uses certain other non-GAAP measures that it believes enhance an investor's ability to derive meaningful period-over-period comparisons and trends from the results of operations. In particular, the Company evaluates its revenues on a basis that excludes the effects of fluctuations in commodity pricing and foreign exchange rates, and the impacts of acquired or disposed operations and changes in contractual relationships with customers.  In addition, the Company excludes specific items from its reported results that due to their nature or size, it does not expect to occur as part of its normal business on a regular basis. These items are identified in the tables below. These non-GAAP measures are presented solely to allow investors to more fully assess the Company's results of operations and should not be considered in isolation of, or as substitutes for an analysis of the Company's results as reported under U.S. GAAP.

Adjusted Earnings/Loss

When assessing its financial performance, the Company uses an internal measure that excludes charges and gains that it believes are not reflective of normal operations. This information is provided to allow investors to make meaningful comparisons of the Company's operating performance between periods and to view the Company's business from the same perspective as the Company's management. Adjusted earnings/loss and adjusted earnings/loss per diluted share should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

The following is a tabular presentation of adjusted earnings/loss and adjusted earnings/loss per diluted share, including a reconciliation from net earnings/loss, which the Company believes to be the most directly comparable U.S. GAAP financial measure. In addition, in recognition of the sale of the soy and corn business in the first quarter of 2019, and the previous exit from flexible resealable pouch and nutrition bar product lines and operations, the Company has prepared these tables in a columnar format to present the effect of the disposal of these operations on the Company's consolidated results for the current and comparative periods.  The Company believes this presentation assists investors in assessing the results of the operations the Company has disposed and the effect of those operations on its financial performance.

	Excluding
	disposed operations		Disposed operations		Consolidated
		Per Diluted Share		Per Diluted Share		Per Diluted Share
For the quarters ended	$	$	$	$	$	$
December 28, 2019
Net loss	(5,332)		(176)		(5,508)
Earnings attributable to non-controlling interests	(95)		-		(95)
Dividends and accretion of Series A Preferred Stock	(2,017)		-		(2,017)
Loss attributable to common shareholders	(7,444)	(0.08)	(176)	-	(7,620)	(0.09)

Adjusted for:
Costs related to the Value Creation Plan(a)	1,279		-		1,279
Plant expansion costs(b)	298		-		298
Post-closing adjustments related to sale of soy and corn business(c)	-		242		242
Other(d)	(1,042)		-		(1,042)
Net income tax effect(e)	1,312		(66)		1,246
Adjusted loss	(5,597)	(0.06)	-	-	(5,597)	(0.06)

December 29, 2018
Net earnings (loss)	(97,920)		901		(97,019)
Earnings attributable to non-controlling interests	(43)		-		(43)
Dividends and accretion of Series A Preferred Stock	(1,987)		-		(1,987)
Earnings (loss) attributable to common shareholders	(99,950)	(1.15)	901	0.01	(99,049)	(1.13)

Adjusted for:
Goodwill impairment(f)	81,222		-		81,222
Inventory write-downs(g)	3,101		-		3,101
New product commercialization costs(h)	2,369		-		2,369
Reserve for notes receivable(i)	2,232		-		2,232
Equipment start-up costs(j)	683		-		683
Other(k)	98		-		98
Costs related to Value Creation Plan(l)	-		(503)		(503)
Reversal of stock-based compensation(m)	(182)		-		(182)
Fair value adjustment on contingent consideration(n)	(321)		-		(321)
Net income tax effect(e)	961		131		1,092
Adjusted earnings (loss)	(9,787)	(0.11)	529	0.01	(9,258)	(0.11)

(a) Reflects employee retention and relocation costs of $0.4 million, and professional fees of $0.4 million recorded in SG&A expenses; and employee termination costs of $1.7 million (net of the reversal of $1.3 million of previously recognized stock-based compensation related to forfeited awards previously granted to terminated employees).

(b) Reflects costs related to the start-up of our new organic avocado oil facility in Ethiopia, which were recorded in cost of goods sold.

(c) Reflects post-closing adjustments related to the sale of the soy and corn business, which reduced the gain on sale recorded in other income.

(d) Other includes gains on the settlement of certain legal matters, offset by losses on disposal of assets, which were recorded in other income/expense.

(e) Reflects the tax effect of the preceding adjustments to earnings and reflects an overall estimated annual effective tax rate of approximately 27% for 2019 (2018 - 27%) on adjusted earnings/loss before tax.

(f) Reflects the impairment of goodwill that arose from the acquisition of Sunrise in 2015.

(g) Reflects the write-down of certain frozen fruit inventory, due to a change in expected use of aged stocks, and reduced sales pricing and high production costs, which was recorded in cost of goods sold.

(h) Reflects costs for development, production trials and start-up costs, incremental freight charges, and employee training related to the commercialization of new consumer products, which were recorded in cost of goods sold ($2.0 million) and SG&A expenses ($0.4 million).

(i) Reflects a bad debt reserve for notes receivable associated with a previously sold business, which was recorded in other expense.

(j) Reflects mainly costs related to the start-up of new roasting equipment for grains, seeds and legumes at our Crookston, Minnesota, facility, as well as a second processing line at our cocoa facility in the Netherlands, which were recorded in cost of goods sold.

(k) Other included the accretion of contingent consideration obligations, gain/loss on the sale of assets, severance costs unrelated to the Value Creation Plan, and settlement of a legal matter, which were recorded in other expense/income.

(l) Reflects sublease rental related to vacated nutritional bar facility, which was recorded in other income.

(m) Reflects the reversal to SG&A expenses of previously recognized stock-based compensation related to performance share units granted to certain employees as the performance conditions were not achieved.

(n) Reflects a fair value adjustment to reduce the contingent consideration obligation related to a prior business acquisition, based on the results for the business in fiscal 2018, which was recorded in other income.

	Excluding
	disposed operations		Disposed operations		Consolidated
		Per Diluted Share		Per Diluted Share		Per Diluted Share
For the years ended	$	$	$	$	$	$
December 28, 2019
Net earnings (loss)	(32,273)		31,669		(604)
Earnings attributable to non-controlling interests	(154)		-		(154)
Dividends and accretion of Series A Preferred Stock	(8,022)		-		(8,022)
Earnings (loss) attributable to common shareholders	(40,449)	(0.46)	31,669	0.36	(8,780)	(0.10)

Adjusted for:
Gain on sale of soy and corn business(a)	-		(44,027)		(44,027)
Costs related to the Value Creation Plan(b)	9,649		-		9,649
Plant expansion costs(c)	609		-		609
Contract manufacturer transition costs(d)	448		-		448
Product withdrawal and recall costs(e)	260		-		260
Other(f)	(2,533)		-		(2,533)
Net income tax effect(g)	(67)		12,064		11,997
Adjusted loss	(32,083)	(0.37)	(294)	-	(32,377)	(0.37)

December 29, 2018
Net earnings (loss)	(111,477)		2,334		(109,143)
Earnings attributable to non-controlling interests	(62)		-		(62)
Dividends and accretion of Series A Preferred Stock	(7,909)		-		(7,909)
Earnings (loss) attributable to common shareholders	(119,448)	(1.37)	2,334	0.03	(117,114)	(1.34)

Adjusted for:
Goodwill impairment(h)	81,222		-		81,222
Inventory write-downs(i)	3,101		-		3,101
Equipment start-up costs(j)	2,913		-		2,913
New product commercialization costs(k)	2,729		-		2,729
Costs related to Value Creation Plan(l)	1,696		678		2,374
Reserve for notes receivable(m)	2,232		-		2,232
Product withdrawal and recall costs(n)	1,456		-		1,456
Other(o)	296		-		296
Fair value adjustment on contingent consideration(p)	(2,821)		-		(2,821)
Recovery of product withdrawal costs(q)	(1,200)		-		(1,200)
Reversal of stock-based compensation(r)	(182)		-		(182)
Net income tax effect(g)	681		(176)		505
Adjusted earnings (loss)	(27,325)	(0.31)	2,836	0.03	(24,489)	(0.28)

(a) Reflects the gain on sale of the soy and corn business, net of transaction costs and post-closing adjustments, which was recorded in other income.

(b) Reflects employee retention and relocation costs of $2.2 million, and professional fees of $1.4 million recorded in SG&A expenses; and employee termination costs of $8.6 million (net of the reversal of $4.1 million of previously recognized stock-based compensation related to forfeited awards previously granted to terminated employees), CEO and CFO recruitment costs of $1.3 million, and facility closure costs of $0.3 million, all recorded in other expense.

(c) Reflects costs related to the expansion of our Allentown, Pennsylvania, plant-based beverage facility and start-up of our new organic avocado oil facility in Ethiopia, which were recorded in cost of goods sold.

(d) Reflects costs to transition premium juice production activities to new contract manufacturers, which were recorded in cost of goods sold and other expense.

(e) Reflects product withdrawal and recall costs that were not eligible for reimbursement under insurance policies or exceeded the limits of those policies, including costs related to the recall of certain sunflower kernel products initiated in 2016, which were recorded in other expense.

(f) Other includes gains on the settlement of certain legal matters and a project cancellation, partially offset by losses on disposal of assets, insurance deductibles, and business development costs, which were recorded in other income/expense.

(g) Reflects the tax effect of the preceding adjustments to earnings and reflects an overall estimated annual effective tax rate of approximately 27% for 2019 (2018 - 27%) on adjusted earnings/loss before tax.

(h) Reflects the impairment of goodwill that arose from the acquisition of Sunrise in 2015.

(i) Reflects the write-down of certain frozen fruit inventory items in the fourth quarter of 2018, due to a change in expected use of aged stocks, and reduced sales pricing and high production costs, which was recorded in cost of goods sold.

(j) Reflects costs related to the start-up of new roasting equipment for grains, seeds and legumes at our Crookston, Minnesota, facility, as well as the start-up of a second processing line at our cocoa facility in the Netherlands, which were recorded in cost of goods sold.

(k) Reflects costs for development, production trials and start-up costs, incremental freight charges, and employee training related to the commercialization of new consumer products, which were recorded in cost of goods sold ($2.3 million) and SG&A expenses ($0.4 million).

(l) Reflects the write-down of inventories of $0.1 million recorded in cost of goods sold; professional and consulting fees, and employee recruitment and relocation costs of $0.6 million recorded in SG&A expenses; and asset impairment, facility closure and employee termination costs of $1.7 million recorded in other expense, all related to the Value Creation Plan.

(m) Reflects a bad debt reserve for notes receivable associated with a previously sold business, which was recorded in other expense.

(n) Reflects product withdrawal and recall costs that were not eligible for reimbursement under insurance policies or exceeded the limits of those policies, including costs related to the sunflower recall, which were recorded in other expense.

(o) Other included the accretion of contingent consideration obligations, gain/loss on the sale of assets, severance costs unrelated to the Value Creation Plan, and settlement of a legal matter, which were recorded in other expense/income.

(p) Reflects a fair value adjustment to reduce the contingent consideration obligation related to a prior business acquisition, based on the results for the business in fiscal 2018, which was recorded in other income.

(q) Reflects the recovery from a third-party supplier of $1.2 million of costs incurred relating to the withdrawal of certain consumer-packaged products due to quality-related issues, which was recorded in cost of goods sold.  Costs incurred related to this withdrawal were recognized in cost of goods sold in 2016.

(r) Reflects the reversal to SG&A expenses of previously recognized stock-based compensation related to performance share units granted to certain employees as the performance conditions were not achieved.

Segment Operating Income/Loss and Adjusted EBITDA

The Company defines segment operating income/loss as net earnings/loss before income taxes, interest expense and other income/expense items, and adjusted EBITDA as segment operating income/loss plus depreciation, amortization, non-cash stock-based compensation, and other unusual items that affect the comparability of operating performance as identified above in the determination of adjusted earnings/loss. The following is a tabular presentation of segment operating income/loss and adjusted EBITDA, including a reconciliation to net earnings/loss, which the Company believes to be the most directly comparable U.S. GAAP financial measure. In addition, as with adjusted earnings/loss presented above, the Company has prepared these tables in a columnar format to present the effect of the disposals of the soy and corn business, and flexible resealable pouch and nutrition bar operations on the Company's consolidated results for the current and comparative periods. The Company believes this presentation assists investors in assessing the results of the operations the Company has disposed and the effect of those operations on its financial performance.

	Excluding
	disposed operations	Disposed operations	Consolidated
For the quarters ended	$	$	$
December 28, 2019
Net loss	(5,332)	(176)	(5,508)
Provision for (recovery of) income taxes	48	(66)	(18)
Interest expense, net	8,820	-	8,820
Other expense (income), net	(546)	242	(304)
Total segment operating loss	2,990	-	2,990
Depreciation and amortization	8,947	-	8,947
Stock-based compensation(a)	3,351	-	3,351
Costs related to Value Creation Plan(b)	784	-	784
Plant expansion costs(c)	298	-	298
Adjusted EBITDA	16,370	-	16,370

December 29, 2018
Net earnings (loss)	(97,920)	901	(97,019)
Provision for (recovery of) income taxes	(1,856)	331	(1,525)
Interest expense (income), net	8,936	(16)	8,920
Other expense (income), net	2,009	(501)	1,508
Goodwill impairment	81,222	-	81,222
Total segment operating income	(7,609)	715	(6,894)
Depreciation and amortization	8,082	205	8,287
Stock-based compensation	1,544	-	1,544
Inventory write-downs(d)	3,101		3,101
Equipment start-up costs(e)	683	-	683
New product commercialization costs(f)	2,369	-	2,369
Adjusted EBITDA	8,170	920	9,090

(a) Stock-based compensation of $3.4 million was recorded in SG&A expenses, and the reversal of $1.3 million of previously recognized stock-based compensation related to forfeited awards previously granted to terminated employees was recognized in other income.

(b) Reflects employee retention costs of $0.4 million, and professional fees of $0.4 million recorded in SG&A expenses.

(c) Reflects costs related to the start-up of our new organic avocado oil facility in Ethiopia, which was recorded in cost of goods sold.

(d) Reflects the write-down of certain frozen fruit inventory, due to a change in expected use of aged stocks, and reduced sales pricing and high production costs, which was recorded in cost of goods sold.

(e) Reflects mainly costs related to the start-up of new roasting equipment for grains, seeds and legumes at our Crookston, Minnesota, facility, as well as a second processing line at our cocoa facility in the Netherlands, which were recorded in cost of goods sold.

(f) Reflects costs for development, production trials and start-up costs, incremental freight charges, and employee training related to the commercialization of new consumer products, which were recorded in cost of goods sold ($2.0 million) and SG&A expenses ($0.4 million).

	Excluding
	disposed operations	Disposed operations	Consolidated
For the years ended	$	$	$
December 28, 2019
Net earnings (loss)	(32,273)	31,669	(604)
Provision for (recovery of) income taxes	(8,731)	11,952	3,221
Interest expense, net	34,677	-	34,677
Other expense (income), net	3,979	(44,027)	(40,048)
Total segment operating loss	(2,348)	(406)	(2,754)
Depreciation and amortization	33,823	129	33,952
Stock-based compensation(a)	11,616	-	11,616
Costs related to Value Creation Plan(b)	3,556	-	3,556
Plant expansion costs(c)	609	-	609
Contract manufacturer transition costs(d)	289	-	289
Adjusted EBITDA	47,545	(277)	47,268

December 29, 2018
Net earnings (loss)	(111,477)	2,334	(109,143)
Provision for (recovery of) income taxes	(6,269)	891	(5,378)
Interest expense (income), net	34,503	(97)	34,406
Other expense (income), net	2,056	769	2,825
Goodwill impairment	81,222	-	81,222
Total segment operating income	35	3,897	3,932
Depreciation and amortization	31,941	847	32,788
Stock-based compensation	7,939	-	7,939
Inventory write-downs(e)	3,101	-	3,101
Equipment start-up costs(f)	2,913	-	2,913
New product commercialization costs(g)	2,729	-	2,729
Costs related to Value Creation Plan(b)	713	-	713
Recovery of product withdrawal costs(h)	(1,200)	-	(1,200)
Adjusted EBITDA	48,171	4,744	52,915

(a) Stock-based compensation of $11.6 million was recorded in SG&A expenses, and the reversal of $4.1 million of previously recognized stock-based compensation related to forfeited awards previously granted to terminated employees was recognized in other income.

(b) For 2019, reflects employee retention and relocation costs of $2.2 million, and professional fees of $1.4 million recorded in SG&A expenses.  For 2018, reflects the write-down of remaining flexible resealable pouch and nutrition bar inventories of $0.1 million recorded in cost of goods sold; and professional and consulting fees, and employee recruitment and relocation costs of $0.6 million recorded in SG&A expenses.

(c) Reflects costs related to the expansion of our Allentown, Pennsylvania, plant-based beverage facility and start-up of our new organic avocado oil facility in Ethiopia, which were recorded in cost of goods sold.

(d) Reflects costs to transition premium juice production activities to new contract manufacturers, which were recorded in cost of goods sold.

(e) Reflects the write-down of certain frozen fruit inventory items in the fourth quarter of 2018, due to a change in expected use of aged stocks, and reduced sales pricing and high production costs, which was recorded in cost of goods sold.

(f) Reflects costs related to the start-up of new roasting equipment for grains, seeds and legumes at our Crookston, Minnesota, facility, as well as the start-up of a second processing line at our cocoa facility in the Netherlands, which were recorded in cost of goods sold.

(g) Reflects costs for development, production trials and start-up costs, incremental freight charges, and employee training related to the commercialization of new consumer products, which were recorded in cost of goods sold ($2.3 million) and SG&A expenses ($0.4 million).

(h) Reflects the recovery from a third-party supplier of $1.2 million of costs incurred relating to the withdrawal of certain consumer-packaged products due to quality-related issues, which was recorded in cost of goods sold.  Costs incurred related to this withdrawal were recognized in cost of goods sold in 2016.

Sale of Specialty and Organic Soy and Corn Business - Selected Financial Information

The following table presents for period ended February 22, 2019, and for the quarter and year ended December 29, 2018, a summary of the results of operations of the soy and corn business, consisting of revenues, gross profit, segment operating income/loss and earnings/loss before income taxes.  These results exclude management fees charged by Corporate Services.  The following table also presents a reconciliation of adjusted EBITDA in connection with this transaction from earnings/loss before income taxes of the soy and corn business, which we consider in this case to be the most directly comparable U.S. GAAP financial measure.

	Period ended	Quarter ended	Year ended
	February 22, 2019	December 29, 2018	December 29, 2018
	$	$	$

Revenues	10,346	26,483	104,427

Gross profit	192	1,623	8,310

Segment operating income (loss)	(187)	1,239	6,777

Earnings (loss) before income taxes	(187)	1,252	6,783

Depreciation	129	205	847

Interest income	-	(16)	(97)

Other expense	-	2	91

Less rationalized costs and expenses	(169)	(490)	(3,038)

Adjusted EBITDA	(227)	953	4,586

Segment operating income/loss and adjusted EBITDA are non-GAAP measures.  See discussion above under the heading "Segment Operating Income/Loss and Adjusted EBITDA" on the use of these non-GAAP measures.